Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132201
Dated January 24, 2008

Final Terms for Issuance

Issuer:			Toyota Motor Credit Corporation

Security:		Floating Rate Medium Term Notes, Series B

Issuer Ratings:		Aaa/AAA

Cusip:			89233PQ82

Pricing Date:		January 24, 2008

Settlement Date:	January 29, 2008

Maturity Date:		January 30, 2009

Principal Amount:	$40,000,000.00
			(may be increased prior to the Settlement Date)

Re-offer Price:		100.000%

Gross Underwriting Spread:  0.01%

All-in Price to Issuer:	99.99%

Net Proceeds to Issuer:	$39,996,000.00

Floating Rate Index:	Federal Funds Rate

Floating Rate Spread:	+20 basis points

Index Source:		Federal Funds Rate
       			(daily weighted average)

Interest Payment Frequency:  Quarterly

Initial Interest Payment Date:  April 30, 2008

Interest Payment Dates:	On the 30th of each
			April, July, October and January
			(long first coupon)

Interest Reset Dates:	Each Business Day

Interest Determination Dates:  One Business Day prior to each related
			       Interest Reset Date


Interest Rate Cutoff:  2 Business Days prior to each related Interest
       		       Payment Date

Day Count Convention:	Actual/360

Business Day Convention:  Following, adjusted

Business Days:		New York

Governing Law:		New York

Calculation Agent:	Deutsche Bank Trust Company Americas

Minimum Denominations:	$1,000 and $1,000 increments thereafter

Agent:			Banc of America Securities LLC

DTC Number:		#773

Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the pricing supplement relating to these notes

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.

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